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Exhibit 23.3
Consent Of Geological Consultant




March 20, 2006

I hereby consent to the inclusion and reference of my report dated February 2006 entitled "Report of Historical Exploration on the Julie Group" in the Registration Statement on Form SB-2 filed by Denia Enterprises Inc. with the United States Securities and Exchange Commission. I confirm that I have reviewed Denia Enterprises Inc.'s summary of my geological report in its registration statement and concur will its contents. I also consent to the inclusion of my name as an expert in Denia Enterprises Inc.'s registration statement and the filing of this consent as an exhibit to its registration statement.




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Renee Brickner, G.I.T.